UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2017

STRAIGHT PATH COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36015	46-2457757
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5300 Hickory Park Drive, Suite 218

Glen Allen, Virginia, 23059

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (804) 433-1522

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed, on October 24, 2017, Straight Path Communications Inc., a Delaware corporation (the “Company”), entered into a Settlement Agreement and Release (the “Settlement Agreement”) with IDT Corporation, a Delaware corporation (“IDT”), PR-SP IP Holdings LLC, a Delaware limited liability company (“Assignee”), and Straight Path IP Group, Inc., a Delaware corporation (which was subsequently converted into a Delaware limited liability company, “SPIP”). Concurrently with the entry into the Settlement Agreement, the Company formed a Delaware statutory trust (the “Trust”) and named the independent directors of the Company as the initial independent trustees of the Trust. The Company agreed to contribute to the Trust (a) $4.5 million in cash and (b) its entitlement to 22% of the net proceeds from the SPIP patent portfolio. The stockholders of the Company as of the Record Date (as defined below) will be named as the beneficiaries of the Trust, and will therefore be indirectly entitled to receive 22% of the net proceeds, if any, from the SPIP patent portfolio. Any distributions from the Trust will be subject to withholding for expenses and other charges and net of any and all applicable taxes. The Settlement Agreement was negotiated and approved by a special committee of the independent directors of the Company.

The Company announced today that its special committee of independent directors has authorized and declared 5:00 p.m. Eastern Time on January 3, 2018 as the record date for determination of the stockholders to be designated as beneficiaries under the Trust (the “Record Date”), provided, that the independent trustees of the Trust (currently the special committee of independent directors) retain the right to change or postpone the Record Date. The Company’s Class A and Class B stockholders as of the Record Date will be designated as beneficiaries of the Trust in proportion to such stockholders’ pro rata ownership interests in the Company’s common stock as of the Record Date. The designation will be effective as of January 4, 2018. The beneficial interests in the Trust will not be transferable, except in limited circumstances pursuant to operation of law. There can be no assurance that any net proceeds will become available or that any distributions will be made.

For U.S. federal income tax purposes, receipt of the Trust interest may be taxable to stockholders, and the beneficial interest in the Trust is expected to be treated as an ownership interest in SPIP, an entity treated as a partnership for U.S. federal income tax purposes. Assuming such treatment, stockholders will be allocated income and other items of SPIP in accordance with the amended and restated limited liability company agreement of SPIP, and stockholders will be required to reflect such income and other items on their own U.S. tax returns, possibly in advance of the receipt of cash distributions. Stockholders, including non-U.S. stockholders and tax-exempt U.S. stockholders, should consult with their own tax advisors concerning required U.S. tax return filing, withholding and payment obligations in connection with holding a beneficial interest in the Trust.  Stockholders should also review their organizational documents for any provisions that may be relevant to their ability to hold the beneficial interest in the Trust. As stated above, the beneficial interests in the Trust will not be transferable except in limited circumstances pursuant to operation of law.

For additional information regarding the Trust and potential U.S. federal income tax considerations, please see “Additional Information for Straight Path Stockholders” posted on the Company’s website at http://spathinc.com/investors/, provided that such document is not incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRAIGHT PATH COMMUNICATIONS INC.

Dated: December 20, 2017	By:	/s/ Jonathan Rand
Name: Jonathan Rand
Title: Chief Financial Officer

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